Exhibit 8.1

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June 15, 2021 Capitol Investment Corp. V 1300 17th Street North, Suite 820 Arlington, Virginia 22209	Hong Kong	Shanghai
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Re: U.S. Federal Income Tax Considerations
Ladies and Gentlemen:
We have acted as special U.S. tax counsel to Capitol Investment Corp. V, a Delaware corporation (“Capitol”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of March 2, 2021, by and among Capitol, Capitol V Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Capitol, and Doma Holdings, Inc., a Delaware corporation, as amended (the “Merger Agreement”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement (defined below).
This opinion is being delivered in connection with the Registration Statement (File No. 333-254470) of Capitol on Form S-4, filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).
In connection with this opinion, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Merger Agreement; and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not undertaken any independent investigation of any factual matters set forth in any of the other foregoing documents. For purposes of our opinion, we have assumed, with your permission that (i) the transactions described in the Registration Statement will be consummated in the manner described in the Registration Statement and the Merger Agreement, and (ii) the statements concerning such transactions set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times. We have also assumed that the parties have complied with and will continue to comply with, the obligations, covenants and agreements contained in the Merger

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Agreement. In addition, our opinion is based solely on the documents that we have examined and the additional information that we have obtained, which we have assumed will be true at all times.
Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein and in the Registration Statement, we hereby confirm that the statements set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations,” insofar as they are statements regarding United States federal income tax law and regulations and legal conclusions with respect thereto, constitute the opinion of Latham & Watkins LLP as to the material U.S. federal income tax consequences to holders of Capitol’s Class A Common Stock that elect to have their Capitol Class A Common Stock redeemed for cash if the business combination is completed.
This opinion is being delivered prior to the consummation of the transactions contemplated by the Merger Agreement and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.
We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to tax consequences with respect to the transactions contemplated by the Merger Agreement under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.
This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.
Very truly yours,
/s/ Latham & Watkins LLP